Exhibit 3.7

CERTIFICATE OF MERGER
OF
CENTURY PROPERTIES GROWTH FUND XXII
INTO
CENTURY PROPERTIES GROWTH FUND XXII, LP

Pursuant to Section 17-211 of the Revised Uniform Limited Partnership Act

of the State of Delaware

Century Properties Growth Fund XXII, LP, a Delaware limited partnership, does hereby certify:

FIRST: The names and states of formation of the constituent partnerships to this merger are as follows:

Century Properties Growth Fund XXII                              California

Century Properties Growth Fund XXII, LP                       Delaware

SECOND: An Agreement of Merger has been approved, adopted, executed and acknowledged by each of the constituent partnerships in accordance with Section 17-211 of the Revised Uniform Limited Partnership Act of the State of Delaware.

THIRD: The name of the partnership surviving the merger is Century Properties Growth Fund XXII, LP.

FOURTH: The executed Agreement of Merger is on file at an office of the surviving partnership, 55 Beattie Place, PO Box 1089, Greenville, South Carolina 29602. A copy will be provided, upon request and without cost, to any partner of either constituent partnership.

IN WITNESS WHEREOF, Century Properties Growth Fund XXII, LP has caused this Certificate of Merger to be executed in its name this 29th day of October, 2008.

CENTURY PROPERTIES GROWTH FUND XXII, LP

By:  FOX PARTNERS IV,

a California general partnership, its general partner

By:  FOX CAPITAL MANAGEMENT

CORPORATION,

a California corporation, its managing general partner

By: /s/Martha L. Long

        Martha L. Long

        Senior Vice President